SCHEDULE A

TO THE ADMINISTRATION AND OPERATING SERVICES AGREEMENT BETWEEN USAA ETF TRUST AND USAA ASSET MANAGEMENT COMPANY

ANNUAL ADMINISTRATION AND OPERATING SERVICES FEES

This Agreement relates to the following Funds:

Fund Name	Annual Administration and Operating Services Fee
(% of average daily net assets)

USAA MSCI USA Value Momentum	0.10%
Blend Index ETF

USAA MSCI USA Small Cap Value	0.15%
Momentum Blend Index ETF

USAA MSCI International Value	0.15%
Momentum Blend Index ETF

USAA MSCI Emerging Markets	0.20%
Value Momentum Blend Index ETF

USAA Core Short-Term Bond ETF	0.15%

USAA Core Intermediate-Term Bond	0.15%
ETF

Effective Date: June 14, 2017

As Amended: August 4, 2017

A-1

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